                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                             Tower Realty Trust Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of class of securities)

                                    89185E109
 -------------------------------------------------------------------------------
                                 (CUSIP number)



Check the following box if a fee is being paid with this statement    X
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

CUSIP NO.        89185E109             13G                    PAGE 2 OF 8 PAGES


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                      Morgan Stanley, Dean Witter, Discover & Co.
                      IRS # 39-314-5972
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             -----
                                                       (a)
                                                             -----
                                                             -----
                                                       (b)
                                                             -----

--------------------------------------------------------------------------------
3            SEC USE ONLY


--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      The state of organization is Delaware.

--------------------------------------------------------------------------------
NUMBER OF                        5       SOLE VOTING POWER
SHARES                                                     0
                                 -----------------------------------------------
BENEFICIALLY                     6       SHARED VOTING POWER
OWNED BY                                           1,796,328
                                 -----------------------------------------------
EACH                             7       SOLE DISPOSITIVE POWER
REPORTING                                                  0
                                 -----------------------------------------------
PERSON WITH                      8       SHARED DISPOSITIVE POWER
                                                   1,796,328
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       1,796,328

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                              10.62%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                      IA, CO
--------------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT  !

CUSIP NO.     89185E109             13G                       PAGE 3 OF 8 PAGES


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                  Morgan Stanley Asset Management  Inc.
                  IRS # 13-304-0307
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             -----
                                                       (a)
                                                             -----
                                                             -----
                                                       (b)
                                                             -----

--------------------------------------------------------------------------------
3            SEC USE ONLY


--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  The state of organization is Delaware.

--------------------------------------------------------------------------------
NUMBER OF                    5       SOLE VOTING POWER
SHARES                                                  0
                             ---------------------------------------------------
BENEFICIALLY                 6       SHARED VOTING POWER
OWNED BY                                        1,655,428
                             ---------------------------------------------------
EACH                         7       SOLE DISPOSITIVE POWER
REPORTING                                               0
                             ---------------------------------------------------
PERSON WITH                  8       SHARED DISPOSITIVE POWER
                                                1,655,428
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,655,428

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           9.78%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                  IA, CO
--------------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT  !

CUSIP NO.  89185E109               13G                         PAGE 4 OF 8 PAGES


Item  1 (a)                     Name  of  Issuer

                                Tower Realty Trust Inc.

Item  1 (b)                     Address of issuer's principal executive offices
                                120 West 45th Street
                                24th Floor
                                New York, NY 10036

Item  2 (a)                     Name  of  person  filing

                          (a)   Morgan Stanley, Dean Witter, Discover & Co.
                          (b)   Morgan Stanley Asset Management  Inc.

Item  2 (b)                     Principal  business  office

                          (a)   1585 Broadway
                                New  York,  New  York  10036

                          (b)   1221 Avenue of the Americas
                                New  York,  New  York  10020

Item  2 (c)                     Citizenship

                                Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)                     Title  of  class  of  Securities

                                Common  Stock

Item  2 (e)                     Cusip  No.

                                89185E109

 Item    3                (a)   Morgan  Stanley, Dean Witter, Discover & Co. is
                               (e) an Investment Adviser registered under
                                Section 203 of the Investment Advisers Act of
                                1940.

                          (b) Morgan Stanley Asset Management Inc. is (e) an Investment Adviser registered under
                                Section 203 of the Investment Advisers Act of 1940.

 Item    4                      Ownership

                                Incorporated by reference to Items (5) - (9) and (11) of the cover page.

CUSIP NO.   89185E109             13G                          PAGE 5 OF 8 PAGES




Item    5                   Ownership  of  5  Percent  or  Less  of  a  Class

                            Inapplicable

Item    6                   Ownership of More than 5 Percent on Behalf of
                            Another Person

                            Accounts managed on a discretionary basis by Morgan Stanley Asset Management Inc., a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                            Inapplicable

Item 8 Identification and Classification of Members of the Group

                            Inapplicable

Item    9                   Notice  of  Dissolution  of  Group

                            Inapplicable

Item    10                  Certification

                            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP NO.  89185E109                   13G                    PAGE 6 OF 8 PAGES





                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 Date :         November 12, 1997

 Signature :    /s/ Donald P. Ryan
                ----------------------------------------------------------------

 Name / Title : Donald P. Ryan / Vice President Morgan Stanley Asset Management
                Inc.
                ----------------------------------------------------------------
                MORGAN  STANLEY  ASSET  MANAGEMENT  INC.

 Date :         November 12, 1997

 Signature :    /s/ Bruce Bromberg
                ----------------------------------------------------------------

 Name / Title : Bruce Bromberg  /  Morgan  Stanley &  Co., Incorporated
                ----------------------------------------------------------------
                MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.



                INDEX  TO  EXHIBITS                                        PAGE


 EXHIBIT  1     Agreement to Make a Joint Filing                            7
 -------------



 EXHIBIT  2     Secretary's Certificate Authorizing Bruce Bromberg          8
 -------------
                to Sign on behalf of Morgan Stanley, Dean Witter,
                Discover & Co.